PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FIRST QUARTER 2009 RESULTS

DALLAS, TEXAS … May 1, 2009 … CompX International Inc. (NYSE: CIX) announced today sales of $28.5 million for the first quarter of 2009 compared to $40.5 million in the same period of 2008.  CompX reported an operating loss of $937,000 in the first quarter of 2009 compared to operating income of $3.5 million in the same period of 2008.  Net loss for the first quarter of 2009 was $580,000, or $0.05 per share, compared to net income of $1.6 million, or $0.13 per share, for the same period of 2008.

Net sales decreased principally due to lower order rates from our customers across all business segments as a result of general unfavorable economic conditions in North America.  The decrease in operating income is primarily due to the effects of the lower order rates and reduced coverage of overhead and fixed manufacturing costs from the resulting under utilization of production capacity, partially offset by the positive effects of cost reductions implemented in response to the lower order rates and the favorable impact of relative changes in foreign currency exchange rates.

“Market demand continued to weaken in the first quarter resulting in additional cost reduction actions within our operations as we worked to align our cost structure with sales volume,” commented David A. Bowers, President & CEO.  “While a great deal of effort is being applied to controlling costs, we have not been distracted from continuing to develop new solutions for our customers and to work on winning new business.  Although we anticipate the remainder of the year to continue to be a challenge due to the economic environment, we expect to be well positioned to take advantage of the recovery when it occurs due to our lean cost structure and diversified product offering.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from eight locations in the U.S., Canada and Taiwan and employs approximately 1,000 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with development of new product features and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2008	2009

Net sales	$40.5	$28.5
Cost of goods sold	30.6	23.7
Gross margin	9.9	4.8
Selling, general and administrative	6.4	5.7
Operating income (loss)	3.5	(0.9)
Other non-operating expense, net	(0.6)	(0.4)
Income (loss) before income taxes	2.9	(1.3)
Income tax expense (benefit)	1.3	(0.7)
Net income (loss)	$1.6	$(0.6)

Net income (loss) per diluted common share	$0.13	$(0.05)

Weighted average diluted common shares outstanding	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	March 31,
	2008	2009
		(Unaudited)
Assets

Current assets:
Cash and equivalents	$14.4	$11.8
Accounts receivable, net	16.8	13.9
Inventories, net	22.7	20.9
Deferred income taxes and other	4.7	5.2
Note receivable	0.9	0.9
Total current assets	59.5	52.7

Intangibles	32.9	32.6
Net property and equipment	67.4	65.9
Assets held for sale	3.5	3.5
Other assets	0.1	0.1

Total assets	$163.4	$154.8

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of note payable to affiliate	$1.0	$1.0
Accounts payable and accrued liabilities	14.3	10.0
Interest payable to affiliate	0.5	0.3
Income taxes	1.2	0.1
Total current liabilities	17.0	11.4

Note payable to affiliate	42.0	41.7
Deferred income taxes	13.1	13.1
Stockholders’ equity	91.3	88.6

Total liabilities and stockholders’ equity	$163.4	$154.8